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                                                                    Exhibit 4.10
                                                              UNILENS CORP., USA

Memo

To:   Mike Pecora
From: Al Vitale
Date: March 1,1999
Re:   Compensation and Severance Agreement

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This will confirm our agreement regarding your future compensation as CFO for
Unilens Corp., USA (The Company) as well as outlining the conditions for severance compensation. It is my understanding that you will be declining your present opportunity to join a local company.

Your present salary of $50,000 per annum will be adjusted as follows:

     January 1,2000 - Increased to $56,000 per annum

     July 1,2000 - Increased to $60,000 per annum

     January 1,2001 - Increased to $65,000 per annum

     July 1,2001 - Increased to $70,000 per annum

In addition, the Company agrees to pay you 6 months severance upon your resignation or termination from the Company effective upon the earlier of March 1, 2002 or a change in control of the ownership of Unilens vision Inc, Unilens Corp., USA or a significant change in the management of the Company. Severance will be calculated at the rate of the previous six (6) months total compensation and will be payable within 10 days of the triggering event.

Mike, I hope this will secure your services for the years to come. Thank you for your dedication and loyalty to the company.

Sincerely,


/s/ Al Vitale
Al Vitale, President Unilens Vision Inc, Unilens Corp., USA

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                                                               [LOGO OF Unilens]
                                                                      CORP., USA

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                                                              Unilens Corp., USA
                                                         10431 72nd Street North
                                                            Largo, Florida 33777
                                                                    727.544.2531
                                                                    800.446.2020
                                                               Fax: 727.545.1883

Memo

To:   Mike Pecora
From: Al Vitale
Date: July 10, 2003
Re:   Compensation and Severance Agreement

--------------------------------------------------------------------------------

Let this communication serve as an amendment to my memorandum to you dated March 1, 1999 regarding the "Compensation and Severance Agreement".

The passage of time along with your outstanding contributions to our success has earned for you a revised severance pay-out from 6 months to 9 months under the same terms and conditions as set forth in your original (3/1/99) agreement.

I am pleased to extend this additional security benefit to you while again thanking you for your loyalty and dedication to the ongoing success of Unilens.

Sincerely,


/s/ Al Vitale
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Al Vitale, President Unilens Vision Inc, Unilens Corp., USA

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